Exhibit 21.1

BENSON HILL, INC.
SUBSIDIARIES OF REGISTRANT
The Registrant, Benson Hill, Inc., a Delaware corporation, has no parent
The following are subsidiaries of the Registrant
(as of September 29, 2021)

Subsidiary Name	Country or state of incorporation
Benson Hill Holdings, Inc.	Delaware
BHB Holdings, LLC	North Carolina
Benson Hill Biosystems do Brasil—Inovacao Technologica LTDA	Brazil
DDB Holdings, Inc.	Delaware
Dakota Dry Bean, Inc.	North Dakota
Benson Hill Seeds Holding, Inc.	Delaware
Saturn Agrosciences, Inc.	Canada
Benson Hill Seeds Holding, Inc.	Delaware
Benson Hill Seeds, Inc.	Delaware
Benson Hill Fresh Holdings, LLC	Delaware
Benson Hill Fresh, LLC	Delaware
J&J Produce, Inc.	Florida
J&J Southern Farms, Inc.	Florida
Trophy Transport, LLC	Florida
J&J Farms, NC, LLC	Florida
J&J Farms TN, LLC	Florida
J&J Florida Farms 2, LLC	Florida